Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2023, relating to the consolidated financial statements of AEON Biopharma, Inc. (Old AEON) as of and for the years ended December 31, 2022 and 2021 in Amendment No. 2 to the Registration Statement (Form S-1A) and related Prospectus of AEON Biopharma, Inc. (formerly Priveterra Acquisition Corp.) for the registration of Class A common stock and warrants to purchase Class A common stock.

/s/ Ernst & Young LLP

Irvine, CA

November 22, 2023